October 10, 1997



Mr. David Feld
c/o Today's Man, Inc.
835 Lancer Drive
Moorestown, NJ   08057-0000

     Re: Equity Investment in Today's Man, Inc.

Dear David:

     I understand that a group (the "Equity Investment Group") led by you is committing to purchase approximately $8.476 million of New Common Stock of Today's Man, Inc. (the "Company") on the effective date of the Company's proposed Second Amended Joint Plan of Reorganization dated September 26, 1997 under Chapter 11 of the Bankruptcy Code, as such plan may be amended from time to time (as amended, the "Plan"), at the same purchase price per share at which the Company offers approximately $7.815 million of New Common Stock to its shareholders (other than you) in a Rights Offering currently contemplated under the Plan. I further understand that you have made an Investment Commitment of $8.0 million (the "Feld Investment Commitment") pursuant to the agreement of even date herewith attached hereto (the "Feld Equity Investment Agreement"). All capitalized terms used and not defined herein shall have the respective meaning given to them in the Plan.

     In consideration of the mutual promises contained herein and intending to be legally bound hereby, I agree to purchase from you and you agree to sell to me, that number of shares of New Common Stock and Warrants as are set forth on the signature page hereto for the aggregate purchase price set forth on the signature page hereto (the "Purchase Price")on the terms described in this letter. Closing on the sale of the shares of New Common Stock and Warrants will occur on the Effective Date or as soon as practicable thereafter.

     I understand and agree that this agreement is not binding upon you until the Company accepts the Feld Equity Investment Agreement, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's completion, execution and delivery of the Feld Equity Investment Agreement.

     If you are requested by the Company to deposit the Feld Investment Commitment with the Escrow Agent, I hereby agree to deposit, on or prior to the Confirmation Hearing or such later time as the Company may request, funds in an amount equal to the Purchase Price ("Funds") with the Escrow Agent to be held in the Stock Payment Escrow Account. I understand that the Funds will be refunded to me in the event that the Plan is not confirmed and that any interest earned on the Funds will become the property of Today's Man, regardless of whether the Plan is confirmed.

     I understand that the Funds will not be released from the Stock Payment Escrow Account, and I will not be committed to purchase any shares of New Common Stock or Warrants, and you will not be obligated to sell any shares of New Common Stock or Warrants to me, unless each of the conditions set forth in the Feld Equity Investment Agreement have been satisfied or waived by you in writing on or prior to the Effective Date.

     Except as set forth below, I understand that the shares of New Common Stock and Warrants to be issued to me will not be registered under the Securities Act of 1933, but will be issued in reliance on one or more available exemptions from registration. I confirm that I am an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and I agree to provide such evidence thereof as you or the Company may require.

     I further agree and represent that: I am purchasing the shares of New Common Stock and Warrants for my account and not on behalf of any other person, for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of the shares of New Common Stock; I have received and examined the Debtors' Plan and Disclosure Statement, the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997, and the Company's Private Placement Memorandum dated April 15, 1997; I understand that neither the Disclosure Statement nor the Plan of Reorganization have been approved by the Bankruptcy Court for the District of Delaware and are subject to further revision prior to such approval; I acknowledge that the Disclosure Statement was provided to me for informational purposes and not to solicit my vote on the Plan of Reorganization; I have had the opportunity to ask questions and receive answers from the officers and key employees of the Company concerning the Company, and I have been furnished with all other information about the Company which I have requested; I agree to keep confidential any non-public information provided to me; I believe that I have been fully apprized of all facts and circumstances necessary to permit me to make an informed decision about acquiring the shares of New Common Stock and Warrants; I have such knowledge and experience in business and financial matters that I am capable of evaluating the merits and risks of an investment in the shares of New Common Stock and Warrants; I have the capacity to protect my own interests in connection with the transactions contemplated hereby. I have been advised by the Company and you and understand that (a) the shares of New Common Stock and Warrants to be sold hereunder will not be registered under any securities laws, including without limitation, the securities Laws of the United States or the State of Pennsylvania, (b) the shares of New Common Stock and Warrants must be held indefinitely unless and until subsequently registered or an exemption from registration becomes available, (c) the shares of New Common Stock and Warrants will bear appropriate restrictive legends and (d) the Company shall have the right to place a stop order against the shares of New Common Stock and Warrants.

     I understand that the Company has agreed that, within 90 days of the Effective Date of the Plan, the Company shall prepare, file and use its reasonable efforts to have declared effective by the SEC, on one occasion, a registration statement on the applicable form and such other documents, including a prospectus, as may be necessary to comply with the provisions of the Securities Act, so as to permit a public offering and sale by the members of the Equity Investment Group, including me, of all of the shares of New Common Stock (including shares issuable upon exercise of any Warrants held by such members) and Warrants held by the Equity Investment Group and to keep such registration statement effective until the earlier of (i) the date on which all of such shares (including shares issuable upon exercise of the Warrants) or Warrants have been distributed to the public pursuant to the registration statement and
(ii) two (2) years after the Effective Date of the Plan. The Company shall not be obligated to effect a registration statement, or file any amendment or supplement thereto, and may suspend the rights of the Equity Investment Group, including me, to make sales pursuant to an effective registration statement, at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed financing, acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto.

     Notwithstanding the effectiveness of the registration Statement, I agree that during the two year period beginning on the Effective Date, without the prior written consent of the Company I will not directly or indirectly sell assign, transfer or dispose of shares of New Common Stock or Warrants beneficially owned by me in excess of the volume limitations of Rule 144(e)(1) promulgated under the Securities Act.

                    PENNSYLVANIA NOTICE OF RIGHT TO WITHDRAW

     PURSUANT TO SECTION 207(m) OF THE PENNSYLVANIA SECURITIES ACT OF 1972,
EACH PENNSYLVANIA PURCHASER WILL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE OF AN OFFER TO PURCHASE SHARES OF NEW COMMON AND WARRANTS STOCK WITHOUT INCURRING ANY LIABILITY TO ANY PERSON WITHIN TWO BUSINESS DAYS AFTER (1) THE DATE OF RECEIPT BY DAVID FELD OF HIS WRITTEN BINDING CONTRACT OF PURCHASE, OR (2) IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO DAYS AFTER HE HAS MADE THE INITIAL PAYMENT FOR THE SHARES OF NEW COMMON STOCK AND WARRANTS. TO ACCOMPLISH THIS WITHDRAWAL, THE SUBSCRIBER NEED ONLY SEND A LETTER OR TELEGRAM TO DAVID FELD, INDICATING HIS INTENTION TO WITHDRAW. THE LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY TO DAVID FELD, C/O TODAY'S MAN, INC.,835 LANCER DRIVE, MOORESTOWN, NJ 08057-0000, TELEPHONE: (609) 235-5656. IF THE SUBSCRIBER SENDS A LETTER, IT IS PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. SHOULD THE SUBSCRIBER MAKE THE REQUEST ORALLY, HE SHOULD ASK FOR WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED.

         I acknowledge that I have had the opportunity to consult with counsel (and such other professionals and advisors as I deem appropriate) of my own choosing and that I have entered into this Agreement based on my own judgment and on the advice of such advisors. In this regard, I acknowledge that no counsel has been

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retained by the Company or any of its officers or directors to represent the Equity Investment Group or me and that I should not rely upon any counsel retained by the Company or any other member of the Equity Investment Group to represent my interests unless such counsel has been specifically retained by me in connection with the transactions contemplated hereby.

     The Company may rely on and enforce my agreements (other than my agreement to purchase New Common Stock and Warrants), covenants, representations and warranties contained herein as a third party beneficiary.

     This agreement replaces and supercedes all prior Investment Commitments made by me.

     I intend to be legally bound hereby. This agreement may be executed in counterparts.

     I agree to purchase 1,525,000 shares of New Common Stock and 500,000 Warrants for an aggregate Purchase Price of $3,050,000 on the terms and condition set forth herein.



                                          /s/ Bernard J. Korman
                                          -----------------------------------
                                          Signature
                                          Print name:
                                          Print address and
                                          telephone number:


ACCEPTED AND AGREED TO:


-----------------------
David Feld



cc:      Mr. Frank E. Johnson
         Executive Vice President and
           Chief Financial Officer
         Today's Man, Inc.